EXHIBIT 99.1

SinglePoint Inc. Announces Acquisition of Premium Solar EPC

The Boston Solar Company, LLC with Projected $25 Million in 2022 Revenue

- Boston Solar provides comprehensive solar energy services in New England and a Proud Partner of the Boston Red Sox

- Company generated ~$16m in 2020, ~$17.7m in 2021 and projected to generate at least $25m in 2022 revenue

- Transaction is first of multiple planned Full Service Solar EPC Company Acquisitions

PHOENIX, April 26, 2022 - SinglePoint, Inc. (OTCQB:SING) (“SinglePoint'' or “the Company''), a renewable energy and sustainable solutions provider, is pleased to announce the closing of The Boston Solar Company, LLC (“Boston Solar”) acquisition. Boston Solar is a leading solar installer based in Massachusetts, booking $17.7m in revenue for FY2021. It is estimating revenues of at least $25m in 2022, with more than $16m already contracted and in the installation pipeline. Boston Solar is the first of multiple acquisitions the company intends to close this year. Closing this acquisition starts the timeline for SinglePoint to start its up-listing application process to achieve the goal of a NASDAQ listing in 2022.

“Boston Solar has been serving the New England market, primarily in Massachusetts, since 2011 and we are proud to have been selected by the Boston Red Sox to install a solar system at the new MGM Music Hall at Fenway. We pride ourselves on exceptional customer service and we plan to continue our operations in that manner as we expand our offerings, with the support of SinglePoint,” said Mr. Mello Guimaraes, CEO of Boston Solar.

This acquisition by SinglePoint strategically aligns with the growth plan we had in mind for Boston Solar. We spent the last several months ensuring we had synergy with the overall mission and vision of SinglePoint. Our shared values and corporate culture will drive exponential growth and expansion. Through Boston Solar and our strong foothold in Massachusetts, we have multiple accretive acquisitions identified that we will be pursuing,” concluded Mello Guimaraes.

SinglePoint plans to continue expanding its operational footprint as it acquires additional full service solar EPC (Engineering, Procurement & Construction) companies throughout the nation. The Company is targeting established solar companies in specific markets that can complement each other and yield synergies and economies of scale. The Company’s acquisition plan will grow the revenue and profit base and will position SinglePoint for significant growth going forward. With recent government funding initiatives announced and periodic interruptions to the power grid, homeowners, business owners and small commercial owners are searching for ways to ensure that they have access to constant and dependable power.

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“The addition of Boston Solar is a milestone for SinglePoint,” stated Wil Ralston, CEO of SinglePoint. “This acquisition moves us in the right direction to achieve our goals of building the nation’s leading solar services network. As the electrification of everything continues and the importance of obtaining consistent and reliable energy access, we see a long-term future for solar, EV Charging and Energy Storage. We are excited to welcome Boston Solar and their entire experienced professional team. With this acquisition we are addressing the massive residential opportunity with the leading residential company in the New England area which shares the common core values of providing best in class customer service and honest treatment of all customers across the board as evidenced by their impressive business history in the market and positive customer reviews.”

Solar energy accounted for 46% of all new electricity generated in 2021 and the market is expected to grow at 10% CAGR over the next 5 years as per the latest report by Technavio. Solar and the Renewables market, including Energy Storage and EV Charging, is a long-term opportunity as the current addressable market for residential and small commercial market penetration remains largely underserved with reportedly less than 4% of the market covered. Over the last decade solar pricing has drastically decreased, making the transition to solar more economically attractive to consumers. Lower prices, coupled with demand for energy independence and resilience, sets the stage for SinglePoint to establish market leadership within the renewable energy space.

SinglePoint has established rigorous criteria for future acquisitions as they expand their reach and increase value for customers, the business, and their shareholders. Over the next 18 months, the Company plans to add additional high quality regional installers to build out a nationwide network of service providers. The Company aims to be the single point of contact to support homeowners and business owners as they move toward utilizing renewable energy sources, from solar panels on the roof, to energy storage, and the EV charger in the garage. SinglePoint and its subsidiaries will be the premier option with white glove service and lifelong relationships.

About The Boston Solar Company, LLC

Boston Solar, a Proud Partner of the Boston Red Sox, has installed more than 5,000 residential and commercial solar systems powering thousands of homes and businesses in New England, predominantly Massachusetts, since its founding in 2011. Boston Solar is dedicated to providing superior products, exceptional customer service, and the highest quality workmanship in residential and commercial installations. The company has been honored with the 2020 Guildmaster Award from GuildQuality for demonstrating exceptional customer service within the residential construction industry. For five consecutive years, the Company has been recognized as a Top Solar Contractor by Solar Power World magazine. The company has also made Boston Business Journal’s “Largest Clean Energy Companies in Massachusetts” List. Boston Solar is a member of Solar Energy Business Association of New England (SEBANE). The company is headquartered at 55 Sixth Road, Woburn, MA 01801. Learn More at www.bostonsolar.us

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About SinglePoint Inc

SinglePoint Inc. is a renewable energy and sustainable lifestyle company focused on providing environmentally friendly energy efficiencies and healthy living solutions. SinglePoint is initially focused on building the largest network of renewable energy solutions and modernizing the traditional solar and energy storage model. The Company is also actively exploring future growth opportunities in air purification, electric vehicle charging, solar as a subscription service, and additional energy efficiencies and appliances that enhance sustainability and a healthier life. For more information, visit the Company’s website (www.singlepoint.com) and connect on social media for the latest updates.

Forward-Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934 and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential plans and objectives of the Company, the use of proceeds, anticipated growth and future expansion, are forward-looking statements that involve risks and uncertainties.

There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.

Technical complications, which may arise, could prevent the prompt implementation of any strategically significant plan(s) outlined above. The Company undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Investor Contact:

Tra-Digital IR

Investors@SinglePoint.com

(212) 389 - 9782 ext. 107

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